As Filed With the Securities and Exchange Commission on August 15, 2008
     Registration No. 333-17229

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PMFG, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0661574
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(Address of Principal Executive Offices)
1995 STOCK OPTION AND RESTRICTED STOCK PLAN FOR EMPLOYEES OF PEERLESS MFG. CO.
(Full Title of the Plan)

Henry G. Schopfer, III
Chief Financial Officer
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(Name and Address of Agent for Service)
Copy to:
James E. O’Bannon
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

PART I
EXPLANATORY NOTE
     This post-effective amendment is being filed by PMFG, Inc. (“PMFG”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Reorganization”) of Peerless Mfg. Co. (“Peerless”). The Reorganization was completed on August 15, 2008 and was effected through a merger pursuant to an Agreement and Plan of Merger, dated as of January 10, 2008, by and among Peerless, PMFG and PMFG Merger Sub, Inc. In the Reorganization, each outstanding share of common stock, $1.00 par value per share, of Peerless (“Peerless Common Stock”) was automatically converted into two shares of common stock, $0.01 par value per share, of PMFG (“PMFG Common Stock”).
     In connection with the Reorganization, PMFG assumed the 1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “Equity Plan”) and all of the outstanding options and awards under the Equity Plan. Each outstanding option and other award assumed by PMFG under the Equity Plan is exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Reorganization, except that the exercise price of each outstanding option was reduced by half and each outstanding award under the Equity Plan now represents the right to acquire twice the number of shares of PMFG Common Stock as it did of shares of Peerless Common Stock.
     In accordance with Rule 414, PMFG, as the successor issuer, expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by PMFG (or by Peerless prior to the Reorganization) with the Securities and Exchange Commission are incorporated herein by reference:
(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2007;
(b) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2007, December 31, 2007 and March 31, 2008;
(c) Current Reports on Form 8-K filed on July 3, 2007, November 16, 2007, April 9, 2008, May 5, 2008, July 2, 2008, August 15, 2008 and the Amended Current Report on Form 8-K/A filed on June 23, 2008;
(d) The description of the registrant’s common stock contained in the Registration Statement on Form S-4 filed by the registrant on January 10, 2008, including any amendments thereto; and
(e) The description of the registrant’s rights to purchase 1/100th of a share of common stock contained in the Registration Statement on Form 8-A filed on August 15, 2008, including any amendments thereto.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances.
     Our certificate of incorporation provides that we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the company, or is or was serving at our request, while a director or officer of the company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding to the fullest extent permitted or required by Delaware law. Except with respect to proceedings to enforce rights to indemnification, we will indemnify any such person in connection with a proceeding described above initiated by such person only if such proceeding was authorized by our Board of Directors.
     Our certificate of incorporation also requires us to pay such director or officer any expenses (including attorneys’ fees) incurred in defending or testifying in any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by us against such expenses as authorized by Delaware law.
     The indemnification provisions contained in our certificate of incorporation and bylaws are in addition to any other right that a person may have or acquire under any statute, bylaw, resolution of shareholders or directors or otherwise. We maintain insurance on behalf of our directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.
     We expect to enter into indemnification agreements, consistent with the form of agreement filed as Exhibit 10.1 to our Registration Statement on Form S-4 (File No. 333-148577), with each of our directors and officers that provide the director or officer will not be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his duties as a director or officer to the fullest extent permitted by the DGCL or any other applicable law.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference)

4.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to our Current Report on Form 8-K filed with Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference)

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Grant Thornton LLP

23.3	Consent of Gaines Kriner Elliott LLP

24.1	Powers of Attorney

99.1	1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (as amended and restated as of August 15, 2008) (filed as Exhibit 10.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference)
Item 9. Undertakings
(1) The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 15, 2008.

PMFG, INC.
By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on August 15, 2008.

SIGNATURE	TITLE

/s/ Peter J. Burlage Peter J. Burlage	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Henry G. Schopfer, III Henry G. Schopfer, III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Kenneth R. Hanks	Director

* Robert McCashin	Director

* R. Clayton Mulford	Director

* Sherrill Stone	Director

* Howard G. Westerman, Jr.	Director
     Henry G. Schopfer, III, by signing his name hereto, does hereby sign and execute this post-effective amendment to the registration statement on behalf of the above-named directors of PMFG, Inc. on this 15th day of August, 2008, pursuant to powers of attorney executed on behalf of such director, and contemporaneously filed with the Securities and Exchange Commission.

*By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation, as amended to date (filed as Exhibit 3.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference)

4.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to our Current Report on Form 8-K filed with Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference)

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Grant Thornton, LLP

23.3	Consent of Gaines Kriner Elliott LLP

24.1	Powers of Attorney

99.1	1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (as amended and restated as of August 15, 2008) (filed as Exhibit 10.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference)